EXHIBIT 99A.3
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CONSOLIDATED STATEMENTS OF CASH FLOWS                 U S WEST, Inc.
(UNAUDITED)
                                                   Nine Months Ended
                                                      September 30,
In millions                                          1995      1994
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
OPERATING ACTIVITIES
 Net income                                           $964   $1,017
 Adjustments to net income:
  Depreciation and amortization                      1,695    1,519
  Postretire. med. & life costs, net of cash fundings  (86)     (13)
  Gains on sales of assets:
   Rural telephone exchanges                          (112)     (48)
   Paging assets                                         -      (68)
  Equity losses in unconsolidated ventures             128       83
  Deferred income taxes and amortization
   of investment tax credits                            93      181
 Changes in operating assets and liabilities:
  Restructuring payments                              (268)    (167)
  Accounts and notes receivable                       (219)    (173)
  Inventories, supplies and other                      (81)     (42)
  Accounts payable and accrued liabilities             108      111
 Other - net                                            21      (66)
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Cash provided by operating activities                2,243    2,334
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INVESTING ACTIVITIES
 Expenditures for property, plant & equip.          (1,963)  (1,948)
 Investment in international ventures                 (576)    (214)
 Proceeds from disposals of property, plant & equip.   166       49
 Cash (to) net investment in assets held for sale     (108)       -
 Proceeds from sale of paging assets                     -      143
 Other - net                                          (274)     (97)
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Cash (used) for investing activities                (2,755)  (2,067)
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FINANCING ACTIVITIES
 Net proceeds from short-term debt                     688      403
 Proceeds from issuance of long-term debt              499      251
 Repayments of long-term debt                         (640)    (408)
 Proceeds from issuance of trust
  originated preferred securities                      581        -
 Dividends paid on common stock                       (697)    (663)
 Proceeds from issuance of common stock                 43      329
 Proceeds from issuance of preferred stock               -       50
 Purchase of treasury stock                            (63)       -
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Cash provided by (used for) financing activities       411      (38)
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Cash (used for) provided by continuing operations     (101)     229
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Cash (to) discontinued operations                        -      (59)
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CASH AND CASH EQUIVALENTS
 (Decrease) Increase                                  (101)     170
 Beginning balance                                     209      128
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Ending balance                                        $108     $298
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Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.